EXHIBIT 99.1

INTERLINK ELECTRONICS ANNOUNCES

BLOCK PLACEMENT OF EMPLOYEE STOCK OPTION SHARES

CAMARILLO, California, July 25, 2003 — Interlink Electronics, Inc. (LINK), a world leader in the development of intuitive interface solutions technologies and solutions for business and home applications, announced today that certain of its employees and directors have exercised options to purchase, in the aggregate, approximately 1 million shares of Interlink common stock and have resold the shares issued on exercise of such options in a privately negotiated block transaction. The options had an exercise price of $1.83 per share and were set to expire in September of this year.

Several members of management participated in the transaction and their decision to resell their stock resulted from a need to pay the exercise price of the options and the fact that, under alternative minimum tax rules, some or all of the gain would be taxable to them in 2003 even if they held the shares. However they still retain their other options and owned shares. Of the non-employee directors who exercised options, one participated in the resale and two elected to hold their stock. The sales in no way reflect upon management’s optimism regarding the short and long term financial prospects of the company. In reporting on the Company’s second quarter earnings, E. Michael Thoben, III, the Company’s Chief Executive Officer and one of the Company officers participating in the placement, stated: “We are pleased to announce another sequential growth quarter. We are moving into the back half of the year with an expectation this trend will continue.”

As a result of the option exercise described, less than 20,000 of the options scheduled to expire in September of this year will remain outstanding. For purposes of calculating diluted earnings per share, all the $1.83 options have already been included in the diluted share count in the first and second quarters of 2003 in accordance with GAAP.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba. Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo and Hong Kong. The company currently holds more than 70 patents protecting its Force Sensing Resistor (FSR®), VersaPoint® Pressure Pointing, VersaPad® pen input pad and RemoteLink® wireless communication technologies. See LINK online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/.

All registrations and trademarks are properties of their respective owners

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding revenue trends and future business activities should be considered in light of these factors.

Contacts:	Investor Contact:
Interlink Electronics, Inc.	Michelle Lockard
546 Flynn Road	Investor Relations Coordinator
Camarillo, CA 93012	805-484-1356 ext. 114
http://www.interlinkelectronics.com	mlockard@interlinkelectronics.com

Company Media Contact:

Keith M. Roberts

Director, Corporate Communications

(805) 484-1356 ext. 130

kroberts@interlinkelectronics.com